EXHIBIT 24.1

POWER OF ATTORNEY

Each of the undersigned officers and directors of POLARIS INC., a Delaware corporation (the “Company”), hereby constitutes and appoints Michael T. Speetzen, Matthew S. Winings, Robert P. Mack, and James P. Williams, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names, in any and all capacities, a registration statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, and any and all other applications or other documents reasonably relating thereto, relating to the registration of shares of the Company’s Common Stock, par value $.01 per share, issuable under the Amended and Restated Polaris Inc. 2024 Omnibus Incentive Plan.

This Power of Attorney may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument and any of the undersigned directors may execute this Power of Attorney by signing any such counterpart.

The undersigned have executed this Power of Attorney effective as of July 28, 2026.

/s/ George W. Bilicic	/s/ Gary E. Hendrickson
George W. Bilicic	Gary E. Hendrickson

/s/ Gwenne A. Henricks	/s/ Darryl R. Jackson
Gwenne A. Henricks	Darryl R. Jackson

/s/ Bernd F. Kessler	/s/ Lawrence D. Kingsley
Bernd F. Kessler	Lawrence D. Kingsley

/s/ Robert P. Mack	/s/ Dustin J. Semach
Robert P. Mack	Dustin J. Semach

/s/ Gwynne E. Shotwell	/s/ Michael T. Speetzen
Gwynne E. Shotwell	Michael T. Speetzen

/s/ John P. Wiehoff
John P. Wiehoff